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                                                                   Exhibit 10.14

                                LICENSE AGREEMENT

THIS AGREEMENT is made the 8th day of November, 2004, between:

ECOLOGY COATINGS, INC., a corporation organized and existing under the laws of the State of California, USA, with its principal place of business at 1238 Brittain Road, Akron, Ohio 44310, USA (hereinafter referred to as "Ecology"),

and

E. I. DU PONT DE NEMOURS AND COMPANY, a corporation organized and existing under the laws of the State of Delaware, USA, with its principal place of business at 1007 Market Street, Wilmington, Delaware 19898, USA (hereinafter referred to as "DuPont").

WHEREAS:

A. Ecology has developed certain 100% solids UV curable pigmented and clear paint coating compositions for the automotive metal treatment market and as a result possesses certain technical information and patent rights relating to the manufacture and use of such coatings.

B. DuPont wishes to acquire a non-exclusive license to use such patents and technical information and Ecology is willing to grant such a license on the terms and conditions hereinafter appearing.

NOW, THEREFORE, in consideration of the mutual understandings and obligations herein set forth, the Parties agree as follows:

1.   DEFINITIONS

     As used in this Agreement:

     "Effective Date" means the date on which this Agreement has been signed by both Parties hereto.

     "Party" means DuPont or Ecology depending on the context, and "Parties" means DuPont and Ecology.

     "Agreement Products" means only the exact formulations listed in Appendix A attached hereto, which may be amended from time to time by mutual agreement of the Parties, and any Improvements thereof which are (a) conceived, developed or made using any of the Ecology Technical Information (including any information derived from the Ecology Technical Information), or (b) covered by one or more claims of an Ecology Patent, subject, however, to the understanding that, for purposes of computing royalties, Agreement Products do not include any formulations or any improvements thereof, that are not covered by one or more claims of an Ecology Patent and either (i) were already known to DuPont or a DuPont Affiliate at the Effective Date of this Agreement from a

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     source other than Ecology, as shown by DuPont's or the Affiliate's prior written records, or (ii) are developed by or for DuPont or a DuPont Affiliate without use of or reference to and independently of any information obtained from Ecology, by persons who have not had access to any information obtained from Ecology.

     "Agreement Field" means the Automotive Metal Treatment Market.

     "Automotive Metal Treatment Market" means the application of paint, resin and other coating materials over metal substrates used as components in the manufacture of automotive vehicles, including but not limited to automobiles and trucks.

     "Ecology Technical Information" means all know-how, trade secrets, and other information at Ecology's free disposal at the Effective Date and up to the fifth (5th) anniversary of the Effective Date relating to the use and manufacture of the Agreement Products set forth on Appendix A and Ecology's Improvements thereof, including detailed formulations and manufacturing specifications and testing instruments, as well as instructions for the application and final testing and approval of such Agreement Products and information relevant to any customer approvals for such Agreement Products.

     "Ecology Patents" means any patents, including Improvement Patents, in The Territory, granted to or applied for by Ecology with respect to Agreement Products or the manufacture or use thereof. Current Ecology Patents as of the Effective Date are listed in Appendix B, which shall be kept updated during the term of this Agreement.

     "The Territory" means North America, i.e., the U.S.A., Canada and Mexico.

     "Affiliate" means any company or other enterprise under the direct or indirect control of a Party hereto through direct or indirect ownership of
     (i) at least 40% of its shares provided that the Party also has the right to direct or control the technology and products of the company or other enterprise, or (ii) at least 50% of its shares, for so long as such ownership and (in the case of (i) above) control exists.

     "Net Selling Price" for purposes of computing royalties, means two hundred percent (200%) of DuPont's raw material costs for the Agreement Product.

     "Improvement Patents" means any patents in The Territory granted to or applied for by Ecology with respect to Ecology's Improvements or the use and manufacture of Ecology's Improvements.

     "Improvements" shall mean any of the following modifications made to the Agreement Products set forth on Appendix A: (a) use of isomeric forms of the monomers included in the Agreement Products set forth on Exhibit A, (b) use of chemical modifications to the monomers included in the Agreement Products set forth on Exhibit A that would be obvious to a person reasonably skilled in the art in order to improve properties such as, by way of example only, flow, leveling, anti-blocking, and defect prevention,
     (c) use of additives and fillers that would be obvious to a person reasonably skilled in the art in order to improve properties such as, by way of example only, flow, leveling, anti-blocking, and defect prevention,
     (d) use of acrylate as a substitute for methacrylate or


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     vice versa, and/or (e) direct substitution of one oligomer for another, or one monomer for another, or a different form of photoinitiator, while leaving the rest of the formula intact; and any modifications to the method of manufacture or use of any of the foregoing that would be obvious to a person reasonably skilled in the art.

2.   LICENSE GRANT

2.1 Ecology hereby grants to DuPont a non-exclusive royalty-bearing right and license, with the right to sublicense DuPont Affiliates, to use the Ecology Technical Information and Ecology Patents to make, have made, use, offer for sale, and sell Agreement Products in The Territory for use solely within the Agreement Field.

2.2 Ecology also grants DuPont or any sublicensed Affiliate the right to grant its customers, under the Ecology Patents, immunity from suit to use such Agreement Products solely within the Agreement Field.

3.   HANDOVER OF ECOLOGY TECHNICAL INFORMATION

3.1 As soon as practical after the Effective Date of this Agreement (the Parties envision thirty (30) days for delivery), Ecology or its designee shall transmit to DuPont written copies, in the English language, of all Ecology Technical Information in the possession of Ecology that is necessary for the manufacture, use and sale of the Agreement Products, and shall transmit to DuPont, from time to time, any additional Ecology Technical Information that is necessary for the manufacture, use and sale of Agreement Products and Ecology's Improvements thereof, which Ecology has developed or which Ecology has acquired with a right to further disclose, up to the fifth (5th) anniversary of the Effective Date of this Agreement. DuPont is entitled to use any such Ecology Technical Information that may be provided, according to the terms of the license granted in Article 2 above, without payment of an additional fee other than the royalties set forth in Article 5 below.

3.2 Ecology Technical Information for Agreement Products shall at least include all documents or information listed in Appendix C of this Agreement.

3.3 Each disclosure of Ecology Technical Information shall be documented by a record of issue which is to be signed by both Ecology and DuPont.

4.   TECHNICAL ASSISTANCE

4.1 Up to the fifth (5th) anniversary of the Effective Date of this Agreement, Ecology shall receive into its facilities, members of DuPont's technical staff for the purpose of consultation on matters relating to the interpretation of the Ecology Technical Information. The timing and duration of such visits and the numbers of personnel to be received shall be reasonable and shall be mutually agreed. DuPont will be responsible for all out-of-pocket expenses of DuPont arising from such visits including travel and subsistence expense. DuPont will not be responsible for expenses of Ecology in connection with such visits.


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4.2  Ecology will, if so requested by DuPont and provided the exigencies of its own business permit and that staff is available, send suitably qualified members of its technical staff to advise DuPont on the production of Agreement Products at DuPont's factory or laboratories in The Territory. The number of Ecology personnel making such visits and the timing and duration of their visits shall be reasonable and shall be mutually agreed but shall not in any event exceed ten (10) man/days in any year up to the fifth (5th) anniversary of the Effective Date of this Agreement. DuPont shall be responsible for all out-of-pocket expenses in connection with such visits including reasonable travel and living expenses. In the event that DuPont requests additional assistance in the form of visits of Ecology personnel over and above ten (10) man/days then Ecology will consider such request and if such assistance is provided DuPont shall pay to Ecology in addition to all expenses in connection with such visits including travel and living expenses, a fee equivalent to Ecology's "charge-out" rate to third parties at the time for such personnel, the current rate being One Thousand Dollars ($1,000.00) per man/day. Such payment and payments for Ecology personnel's travel and living expenses which are to be reimbursed by DuPont according to the terms of this Article will be made within thirty
     (30) days after the date of Ecology's invoice therefor.

4.3 Any information conveyed during the provision of technical assistance by Ecology, whether verbally, in writing, by inspection of samples, equipment, or facilities, or otherwise, shall be considered to be Ecology Technical Information under this Agreement, provided that such information if it is presented in writing by Ecology is clearly marked as Ecology Technical Information and if it is disclosed verbally or visually is identified as confidential at the time of disclosure, and subsequently outlined in writing, confirmed as confidential, and provided to DuPont within thirty
     (30) days of the disclosure.

5.   ROYALTIES

5.1 In consideration of the rights and licenses granted to it hereunder, DuPont agrees to pay Ecology, for a period of fifteen (15) years after the commercial sale of an Agreement Product, a running royalty of (a) 5% of the Net Selling Price of all Agreement Products manufactured and used or sold by DuPont or a licensed DuPont Affiliate for any products which have received at the Effective Date automotive manufacture approvals, or (b) 3% of the Net Selling Price of all Agreement Products manufactured and used or sold by DuPont or a licensed DuPont Affiliate for any products which are based on identical formulations as the approved products above but which require new approvals, or (c) 2 1/2% of the Net Selling Price of all Agreement Products manufactured and used or sold by DuPont or a licensed DuPont Affiliate for any modified products which require new approvals. Royalties shall cease beyond the fifteen (15) year period specified above unless DuPont is operating under any issued Ecology Patent(s) in which case royalties continue for the life of the last-to-expire of such Ecology Patent(s).

5.2 The running royalties payable hereunder shall be calculated quarterly. DuPont shall report in writing to Ecology within thirty (30) days after the end of each calendar quarter the quantities of each Agreement Product subject to royalties hereunder that were used, sold or transferred by DuPont or any sublicensee during said quarter and the calculation


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     of the royalties thereon. With each report DuPont shall pay to Ecology the total amount of the said royalties that are due. If no product subject to fee hereunder has been made, used, sold or transferred by DuPont or any sublicensee during any such period, DuPont shall so report in writing to Ecology within thirty (30) days after the end of such period. All payments shall be made in U.S. Dollars payable in cleared funds to such bankers as Ecology directs. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made by using the average exchange rates in effect for purchase of U.S. Dollars published by The Wall Street Journal on the last business day of each calendar month in the calendar quarter for which such royalties are due. It is understood that the amounts to be paid hereunder shall be reduced by the amount of any foreign withholding, value-added or other tax. Ecology shall accept the resulting net payment as due performance under this Agreement. Any amounts not paid when due shall bear interest at the rate of one and one-half percent (1 1/2%) per month or, if less, the maximum amount permitted by applicable law.

5.3 DuPont shall keep, and shall require each sublicensee, if any, to keep, adequate records in sufficient detail to enable the fees payable to Ecology hereunder to be determined. Said records shall be maintained for a period of three (3) years following submission of the report to which such records pertain. Upon thirty (30) days' prior written notice by Ecology, DuPont shall permit said records to be inspected, and employees of DuPont associated with performance under this Agreement to be interviewed, at Ecology's expense, at any time during regular business hours by an independent auditor appointed by Ecology, and reasonably acceptable to DuPont. The auditor shall determine and report to Ecology only the amount of the payments due and details concerning any underreporting, as well as adherence to any other requirements under the Agreement. If such audit discloses any underreporting, DuPont shall immediately pay Ecology such underreported amount along with interest calculated pursuant to the terms set forth herein. If the audit determines an underpayment in excess of five percent (5%), DuPont shall also reimburse Ecology for the cost of the audit.

6.   OPTION TO NEGOTIATE FUTURE LICENSES

6.1 DuPont and Ecology agree that the licenses granted herein may be extended, based on each Party's respective business circumstances, to additional territories and additional non-exclusive or exclusive fields and such extensions would only become effective upon the written approval of both DuPont and Ecology.

7.   NON-COMPETE WITH DUPONT

7.1 For a period of three (3) years from the Effective Date of this Agreement, Ecology agrees not to itself sell directly or indirectly, Agreement Products for use in the Agreement Field in The Territory. DuPont understands and agrees that the foregoing does not prohibit Ecology granting any license to any third party for the Agreement Products in the Agreement Field in The Territory and otherwise.


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8.   REASONABLE EFFORTS

8.1 DuPont agrees that it will use every reasonable effort with the principal automotive manufacturers and automotive parts suppliers to develop a market for the sale of Agreement Products commercially to such manufacturers within two (2) years from the Effective Date. Ecology agrees that to this end it will make every reasonable assistance available to DuPont subject to the terms of Article 4. It should be understood, however, that neither Party warrants or guarantees that it will be successful in developing such a market for the Agreement Products and neither Party has any obligation to use or further develop the licensed property. DuPont promptly shall respond to any inquires from Ecology regarding its progress. Ecology may terminate this Agreement effective upon written notice to DuPont if DuPont has not commercially sold an Agreement Product within two (2) years after the Effective Date.

9.   INTELLECTUAL PROPERTY RIGHTS AND GRANT BACK

9.1 Ecology shall have the right to file, prosecute, and maintain all of the Ecology Patents licensed hereunder and shall have the right to determine whether or not, and where, to file a patent application, to abandon the prosecution of any patent or patent application, or to discontinue the maintenance of any patent or patent application.

9.2 All Improvements conceived, developed or made using any of the Ecology Technical Information by DuPont or an Affiliate shall belong to DuPont and the filing, prosecution and maintenance of any patent applications or patents relating to such Improvements ("DuPont's Improvement Patents") shall be solely within the discretion of DuPont. Nevertheless, DuPont agrees that it will grant a license, and hereby grants to Ecology a non-exclusive royalty-free right and license, under DuPont's Improvement Patents that cover Improvements that DuPont or an Affiliate has conceived, developed or made using any of the Ecology Technical Information up to the fifth (5th) anniversary of the Effective Date of this Agreement, to make, have made, use, offer for sale, and sell Improvements, with a right to grant sublicenses to any Ecology Affiliate or any of its other licensees provided that such other licensees have granted to Ecology the right to sublicense their patents covering Improvements to DuPont within the Agreement Field and Territory.

10.  SECRECY

10.1 As used in this Article, "Confidential Information" means (a) in the case of Ecology, the Ecology Technical Information or (b) in the case of both Parties, any information of the other Party disclosed pursuant to this Agreement, provided that such information if it is presented in writing by one Party to another Party hereunder is clearly marked as confidential and if it is disclosed verbally or visually is identified as confidential at the time of disclosure, and subsequently outlined in writing, confirmed as confidential, and provided to the receiving party within thirty (30) days of the disclosure.

10.2 Both Parties (a) shall keep secret and confidential all Confidential Information of the other Party, (b) shall disclose such Confidential Information only to those of its


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     employees or employees of its sublicensees, if any, or their agents to whom it is necessary to so disclose for the purpose contemplated by this Agreement, and (c) shall use Confidential Information of the other Party only as permitted pursuant to the terms of this Agreement. Any disclosure shall be limited to such employees and employees of its sublicensees, if any, or their agents who have previously agreed in writing to be bound by terms no less strict than the terms of this Agreement.

10.3 The foregoing provisions of this Article shall not apply to information that (a) is or becomes known to the public through no fault of the receiving Party; (b) is learned by the receiving Party from a third party entitled to disclose it; (c) was already known to the receiving Party at the time of disclosure by the disclosing Party, as shown by the receiving Party's prior written records; (d) is developed by or for the receiving Party independently of information obtained from the disclosing Party; or
     (e) the receiving Party is required to disclose Confidential Information received hereunder pursuant to a governmental or judicial process; provided that the receiving Party uses all reasonable commercial efforts to notify the disclosing Party in advance of, and to seek a protective order for, such Confidential Information. Confidential Information disclosed hereunder shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge in the public domain or in the receiving Party's possession. In addition, no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the receiving Party's possession, unless the combination itself and its principle of operations are in the public domain or in receiving Party's possession.

10.4 The provisions of this Article shall remain in force for a period of fifteen (15) years from the date of receipt of the relevant information irrespective of any earlier termination of this Agreement. Notwithstanding the expiration of such fifteen (15) year term, in the event that at such time, any of the formulations or other Technical Information for the Agreement Products is still maintained by Ecology Coatings as a trade secret, and the value of such trade secret would be compromised by failure to maintain its confidentiality then Ecology Coatings may provide DuPont with written notice thereof, and in such event, DuPont may elect in writing to either (i) maintain the confidentiality of such Ecology Technical Information for an additional five (5) year period, or (ii) return to Ecology Coatings or destroy, and certify the return or destruction of, all such Technical Information and all copies thereof. In the event that DuPont elects option (i), then the foregoing procedure shall be repeated at the end of such five (5) year period.

10.5 Each Party agrees that the terms and conditions of this Agreement shall be treated as the other's Confidential Information; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of a public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.


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10.6 Within six (6) months after the Effective Date, and from time to time thereafter, the Parties shall issue a mutually acceptable press release to announce this Agreement and activities under this Agreement (e.g., DuPont's commercial release of Agreement Products), provided that Ecology will not issue any press release without first obtaining DuPont's prior written consent. In addition, each Party may make appropriate and truthful reference to the other Party on its website and in written marketing and promotional materials; provided that (i) any use of the other Party's trademarks shall comply with such other Party's written guidelines therefore, and (ii) Ecology Coatings shall have no right to include a link to DuPont's website unless Ecology Coatings first executes DuPont's standard form of linking agreement.

11.  TERM AND TERMINATION

11.1 Except as otherwise specified, this Agreement shall take effect as of the Effective Date.

11.2 This Agreement, unless earlier terminated as provided hereinafter or in
     Article 8, shall automatically terminate on the fifteenth (15th) anniversary of its Effective Date or once the last to expire of the Ecology Patents or Improvement Patents licensed hereunder expires, whichever is the longer. Upon termination pursuant to Article 11.2, all rights and licenses granted hereunder shall be fully paid-up and irrevocable.

11.3 DuPont may terminate this Agreement at any time upon sixty (60) days' advance written notice to Ecology.

11.4 In the event of material breach of this Agreement, the Party not in breach may provide notice thereof to the Party in breach. The Party in breach shall have a sixty (60) day period, after receiving said notice, to correct the breach. If not corrected during said sixty (60) day period, the Party not in breach may terminate the Agreement by sending written termination notice to the Party in breach. Termination shall be effective upon receipt of said notice and is cumulative to other rights that the terminating Party may have arising from the breach.

11.5 DuPont may terminate this Agreement with immediate effect upon written notice to Ecology (i) upon the institution by or against Ecology of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Ecology's debts which, if involuntary, is not dismissed within sixty (60) days, (ii) upon Ecology's making an assignment for the benefit of creditors, (iii) upon Ecology's dissolution.

11.6 Following termination of the Agreement pursuant to Article 11.3 or 11.4 or 11.5, DuPont and any authorized party receiving Confidential Information transmitted by DuPont shall thereafter cease to use the Confidential Information disclosed by Ecology to DuPont and information derived therefrom including modifications and improvements as described above. All such Confidential Information and derivative information shall be returned to the Ecology, or be destroyed if the Ecology so authorizes, within thirty
     (30) days following termination. The foregoing provision of this Article shall apply to Ecology mutatus mutandis with respect to any Confidential Information disclosed by DuPont.


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11.7 Upon termination of the Agreement pursuant to Article 11.3 or 11.4 or 11.5, all licenses granted to DuPont and any sublicense granted by DuPont shall automatically terminate and DuPont shall so notify all sublicensees, providing a copy of such notice to Ecology. The foregoing provision of this Article shall apply to Ecology mutatus mutandis with respect to any sublicenses granted by Ecology except that sublicenses to non-Affiliates under Section 9.2 shall survive provided that the sublicense from such non-Affiliates to DuPont survives.

11.8 Termination of this Agreement shall not relieve DuPont of their obligation to pay running royalties which accrued prior to termination neither shall it relieve either Party of its obligations of secrecy under Article 10. In addition, the provisions of Articles 5.3, 9.2, 13.3 - 13.7 and 14 shall survive any termination.

12.  ASSIGNABILITY

12.1 This Agreement is personal to the Parties and is not assignable or otherwise transferable in whole or in part, by either Party without the express prior written consent of the other Party, except that each party may assign this Agreement without such consent to an entity that succeeds to all or substantially all of its business or assets, including by any merger or consolidation of the assigning Party or substantial change in ownership or control of the assigning Party's business.

13.  GENERAL

13.1 Ecology warrants that as of the date of signing it has not granted any license under the Ecology Technical Information to any other manufacturer of automotive coatings for the Automotive Metal Treatment Market in The Territory. Should Ecology ever wish to grant such a license for financial consideration more favorable than that provided to DuPont hereunder, under substantially similar terms and conditions, then Ecology shall promptly notify DuPont and DuPont may at its option, substitute such a more favorable financial consideration and other terms and conditions in their entirety for the financial consideration and other terms and conditions of this Agreement, effective as of the date of the grant to said third party.

13.2 Ecology warrants that so far as it is aware the exercise of the rights granted hereunder will not infringe the rights of any third party.

13.3 EXCEPT AS PROVIDED IN ARTICLE 13.1 AND 13.2, ECOLOGY MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE AGREEMENT PRODUCTS, THE ECOLOGY TECHNICAL INFORMATION, OR THE VALIDITY OF ANY ECOLOGY PATENTS, AND ECOLOGY HEREBY DISCLAIMS ANY FURTHER WARRANTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR OTHER STATUTORY, IMPLIED, OR EXPRESS WARRANTY. DuPont shall indemnify and hold Ecology and its directors, officers and employees harmless from and against any and all liabilities, losses, costs and expenses arising out of or in connection with the manufacture, use, promotion, distribution or sale


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     of Agreement Products by DuPont or its sublicensed Affiliates; provided, however, that the foregoing obligations shall not apply to any liability or expense caused by negligent activities, reckless misconduct or intentional misconduct of Ecology.

13.4 Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the Parties hereto. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect.

13.5 No grant of license, right or immunity is hereby granted save as expressly set forth herein.

13.6 This Agreement contains the entire agreement between the Parties with respect to its subject matter and supersedes all prior discussions and negotiations. The Agreement may only be modified by written agreement signed by each of the Parties' authorized representatives.

13.7 No failure or delay of any Party in exercising its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by any Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

13.8 If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

14.  GOVERNING LAW

14.1 This Agreement is acknowledged to have been made and shall be construed in accordance with the laws of the State of Delaware, United States of America.


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15.  NOTICES

15.1 Any notice or other information concerning this Agreement shall be given by facsimile or prepaid registered post to all relevant Parties at the addresses shown above. The date of giving of such notice shall be the date such facsimile or posting was sent.

Signed by


/s/ LARRY C. CRAWLEY
------------------------------------------------
LARRY C. CRAWLEY              (NAME IN CAPITALS)
GLOBAL DIRECTOR TECHNOLOGY
DUPONT PERFORMANCE COATINGS   (POSITION)
November 8, 2004              (DATE)

for and on behalf of E. I. Du Pont de Nemours and Company

Signed by


/s/
------------------------------------------------
                              (NAME IN CAPITALS)
CEO/President                 (POSITION)
November 8, 2004              (DATE)

for and on behalf of Ecology Coatings Inc.


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                                   APPENDIX A
                        TO THE LICENSE AGREEMENT BETWEEN
                      E. I. DU PONT DE NEMOURS AND COMPANY
                           AND ECOLOGY COATINGS, INC.

Agreement Products:

     KS-5 - A urethane based coating that adheres to metals and many plastics. KS-5 is available in clear and pigmented versions. This coating shows excellent adhesion and features superior resistance to gasoline, boiling water, acid, and chipping, and particularly belt abrasion. It has a pencil hardness of at least 4H ASTM 3363 and passes hatch ASTM 3359 at 100%. In addition, this coating is highly flexible, allowing coated articles to be bent or crimped. This coating was initially developed for hardware and first applied to ordnance. Other applications include hardware and under hood automotive use.

     KS-5E - An epoxy based coating with excellent gloss, hardness, adhesion and chemical resistance. This coating is available in clear and pigmented versions. It features superior abrasion, gravel, and perspiration resistance, as well as the chemical resistance normally associated with epoxies. It is particularly adept .at adhesion to difficult substrates such as brass and chrome. This coating was initially developed for use on metal pipe. It also provides a hard coat of superior appearance and durability for items as diverse as oil filters and chrome locking lugs.

     KS-5N (N-1) - A urethane based coating incorporating nanoparticles provides extreme abrasion resistance. It has superior adhesion to metals and many plastics. It can withstand in excess of sixty liters of falling sand ASTM D968-81 and has 100% adhesion by ASTM 3359 after 24 hour water immersion. The coating is available in glossy or flat forms, in clear and pigmented versions. Due to its excellent performance in extreme environments, the under hood applications are limitless.

                                   APPENDIX B
                        TO THE LICENSE AGREEMENT BETWEEN
                      E. I. DU PONT DE NEMOURS AND COMPANY
                           AND ECOLOGY COATINGS, INC.

ECOLOGY PATENTS

PATENT APPLICATIONS

APPLICATION # 10/771867 Application date 02/04/04
Summation
A process for applying an opaque, corrosion resistant, 100% solids, UV curable finish to parts for under hood use in motor vehicles

APPLICATION # 10/799821 Application date 3/13/04
Summation
A composition of matter comprising UV curable materials incorporating nanotechnology for the coating of fiberglass

APPLICATION # 10/872531 Application date 06/21/04
Summation
A composition of matter comprising UV curable material, photoinitiators, fillers, and solid pigment dispersions

PROVISIONAL PATENT APPLICATIONS

APPLICATION # 60/549669 Application date 3/03/04
Summation
A process for coating propane tanks and similar articles with a 100% solids. UV curable coating

APPLICATION # 60/551287 Application date 03/08/04
Summation
An opaque, corrosion resistant finishing, 100% solids composition for metal and method of using same

APPLICATION # 60/556221 Application date 3/25/04
Summation
UV curable composition incorporating nanospheres, for the finishing of metals

APPLICATION # 60/557,074 Application date 3/26/2004
Summation
Radiation curable composition containing nanospheres, for the finishing of metals and/or plastics

APPLICATION # 60/562,884 Application date 4/16/2004
Summation
Radiation curable composition containing nanospheres, for the finishing of wood Application

APPLICATION # 60/562875 Application date 4/16/04
Summation
Radiation curable composition containing nanospheres for the coating of glass containers

PATENT APPLICATION SUBMISSION UNDERWAY

CONTINUATION IN PART OF SERIAL # 60/549,669 Application filed 3/3/2004
Summation
A composition of matter comprising UV curable materials, photoinitiators, solid pigment dispersions and filler mixture for the coating of propane tanks and similar articles

                                   APPENDIX C
                        TO THE LICENSE AGREEMENT BETWEEN
                      E. I. DU PONT DE NEMOURS AND COMPANY
                           AND ECOLOGY COATINGS, INC.

Ecology Technical Information shall consist of the following for all Agreement
Products:

     1)   Formulations

     2)   Raw material List

     3)   Manufacturing instructions

     4)   Testing instructions

     5)   Material safety data sheets

     6)   Customer approvals

Additional information can be provided on:

     i)   Customer listing, details, and contact information

     ii)  Specific quality assurance

     iii) List of raw material suppliers

     iv)  List of machinery for production

     v)   List of testing equipment